UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Biogen Idec Inc.

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June 9, 2008
Dear Fellow Stockholder:
Biogen Idec’s June 19th Annual Meeting of Stockholders is rapidly approaching. We strongly urge you to vote Biogen Idec’s WHITE proxy card FOR all of your Board’s highly regarded and experienced nominees. Please use the WHITE proxy card to vote TODAY—by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.
Your Board of Directors has a proven track record of delivering stockholder value, as evidenced by Biogen Idec’s consistently strong financial results and stock price performance. We are focused on driving future stockholder value by continuing to execute on our strategic plan, which includes growing revenue, advancing and augmenting our robust product pipeline, and delivering compelling financial performance. In addition, your Board will thoroughly consider all options for maximizing value, including through a potential sale.
In sharp contrast, Carl Icahn has failed to articulate any plan for creating value for Biogen Idec stockholders. Instead he has mischaracterized the factual record about the strategic process conducted in the fall of 20071 for his own purposes. In order to prevent his false statements from misleading stockholders any further, we are compelled to set the record straight by addressing Mr. Icahn’s most inflammatory claims.
THE BIOGEN IDEC BOARD WAS ACTIVELY ENGAGED IN THE 2007 STRATEGIC
PROCESS FROM START TO FINISH
Contrary to Mr. Icahn’s allegations, and as the record clearly reflects, at its October 12, 2007 meeting, the Board decided to initiate the strategic process after carefully considering detailed presentations from its advisors, Goldman Sachs, Merrill Lynch and Shearman & Sterling, and after extensively discussing the structure and design of the process itself. Shearman & Sterling’s presentation, “Potential Auction Process Timeline,” proposed a process to be followed. At the direction of the Board, on October 14, 2007, Goldman Sachs and Merrill Lynch advised management on the implementation of this process, using materials entitled “Strategic Alternatives Process Organizational Meeting.”
The materials from the Board’s meetings over the next two months demonstrate that your Board continued to be actively engaged with management and its advisors in executing the strategic process. When Mr. Icahn alleges otherwise, he ignores the facts and he wants you to ignore them too. We urge you not to be misled by Mr. Icahn’s distorted rhetoric.

[1]	On May 30, 2008, Biogen Idec publicly filed a number of documents related to the design of our strategic process so that all stockholders would have the opportunity to assess the factual record for themselves.

YOUR BOARD WAS DETERMINED TO MAXIMIZE STOCKHOLDER INTERESTS
The specific procedures followed during the strategic process were carefully designed in consultation with the Company’s advisors, Goldman Sachs, Merrill Lynch and Shearman & Sterling, to foster a competitive process and elicit the highest possible value for the Company’s stockholders. It is entirely commonplace in a competitive auction with potential bidders with a broad range of financial capabilities to require that bids include the details of any required financing, including firm commitment letters, as we did in our November 20 bid procedures letter. Including this customary provision was designed to indicate that the process remained competitive and provide your Board with the flexibility to ensure financing certainty with potential bidders who required financing, while retaining the ability to make appropriate allowances for potential bidders with stronger financial capabilities. At no time did any participant in the process or their advisors raise any questions or concerns about this very standard provision. Mr. Icahn’s suggestion that this standard bid procedure requirement placed an undue burden on potential bidders is nothing more than a classic red herring.
YOUR BOARD WAS RELENTLESS IN ITS COMMITMENT TO MAXIMIZE VALUE
The staging of access to the Company’s partners in the strategic process was also carefully designed in consultation with the Company’s advisors to elicit the highest possible value for stockholders. The Board, in consultation with its advisors, determined that allowing only serious bidders access to the Company’s partners would limit the opportunity for those partners to siphon off value from Biogen Idec stockholders.
As the Board and its advisors had correctly anticipated, once interested parties became familiar with the provisions of the Company’s agreement with Genentech (which provides Biogen Idec with the choice of whether to buy or sell the rights to Rituxan upon a change in control) not one required access to Genentech to participate in the process. It was simply never an issue.
The Board also did not expect Elan to exercise its change-of-control rights. As Mr. Icahn himself wrote to the Company on October 5, 2007 when he purported to make an “offer” for the Company (which he then never pursued), “Elan stated that it does not intend to exercise its change of control rights relating to Tysabri if a bid is made in the near future.”
Nevertheless, the Board and its advisors correctly anticipated that participants would require access to Elan. Throughout the process, the Company and its advisors made clear (as does the November 20 bid procedures letter) that the prevailing bidder would be given an opportunity to talk to Elan prior to executing a definitive agreement. When one participant expressed concern about the economic concessions Elan might demand and whether other participants had already had access to Elan and made an eleventh-hour request that the Company amend its bid procedures, the Board and management took decisive action to address their concerns while maintaining the Company’s negotiating position. The Company’s Chief Executive Officer personally offered the participant written assurance that the prohibition on communications with Elan had not been waived for any other participant. In addition, as noted in the publicly released December 12, 2007 Board minutes, after several discussions with Elan’s Chief Executive Officer, the Company’s financial advisors—with Elan’s permission—advised that participant that “Elan would not seek a monetary payment or risk-shifting arrangement in connection with any change of control of the Company.”
In the end, that participant declined to bid and offered no explanation. However, based on conversations we have had with executives, investment bankers and others in the industry, we believe this participant, like others, ultimately did not bid because they believed the risk profile of Tysabri at that time was too great to justify a premium price for the Company.

DO NOT BE MISLED BY CARL ICAHN
Mr. Icahn has offered no ideas to improve stockholder value. In addition, Mr. Icahn has failed to provide any evidence that he understands what has made Biogen Idec into a global leader that has outperformed the S&P 500, the Dow Jones Industrial Average and the Amex Biotechnology Index for the past one- and three-year periods, as well as since the 2003 merger that created Biogen Idec.
Ask yourself whether Mr. Icahn’s nominees—who have offered no strategies to build stockholder value—are the right individuals to represent your interests on the Biogen Idec board of directors.
PROTECT YOUR INVESTMENT—VOTE FOR YOUR BOARD’S NOMINEES
The Biogen Idec Board has overseen the growth of your Company into one of the leading biopharmaceutical companies in the world. Our exceptional product pipeline has generated significant earnings, and we expect to continue to grow our business by executing on our strategic growth plan.
Your Board is independent, engaged, open-minded and dedicated to increasing the value of your investment. The Board is comprised of highly-qualified directors that bring the breadth and depth of experience that is critical to successfully running a global biopharmaceutical company. Each of the members of your Board is open to all opportunities for continuing to enhance stockholder value and is committed to evaluating all available options—including any bid for Biogen Idec at a significant premium.
Your vote is extremely important, no matter how many or how few shares you own. Please use the enclosed WHITE proxy card to vote FOR your Board’s nominees TODAY—by telephone, by Internet or by signing, dating and returning your WHITE proxy card in the enclosed postage-paid envelope.
Sincerely,

Bruce Ross, Chairman	James Mullen, Chief Executive Officer

Please Vote the WHITE Proxy Card TODAY!
If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:
INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free: (877) 750-5836
Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT
We urge you NOT to sign any Gold proxy card sent to you by The Icahn Parties.
If you have already done so, you have every legal right to change your vote by using the enclosed
WHITE proxy card to vote TODAY—by telephone,
by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

Safe Harbor
This letter to stockholders contains forward-looking statements which appear in the second paragraph of this letter and under the heading “Protect Your Investment—Vote For Your Board’s Nominees ” above. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from that which we expect. Important factors that could cause our actual results to differ include our continued dependence on our two principal products, AVONEX and RITUXAN, the uncertainty of success in commercializing other products including TYSABRI, the occurrence of adverse safety events with our products, the consequences of the nomination of directors for election to our Board by an activist stockholder, the failure to execute our growth strategy successfully or to compete effectively in our markets, our dependence on collaborations over which we may not always have full control, possible adverse impact of government regulation and changes in the availability of reimbursement for our products, problems with our manufacturing processes and our reliance on third parties, fluctuations in our operating results, our ability to protect our intellectual property rights and the cost of doing so, the risks of doing business internationally and the other risks and uncertainties that are described in Item 1.A. Risk Factors in our reports on Form 10-K and Form 10-Q and in other periodic and current reports we file with the SEC. These forward-looking statements speak only as of the date of this letter, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Important Information
On May 8, 2008, Biogen Idec filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2008 Annual Meeting. Biogen Idec’s stockholders are strongly advised to read the definitive proxy statement carefully before making any voting or investment decision because the definitive proxy statement contains important information. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Biogen Idec at http://investor.biogenidec.com. The Company’s definitive proxy statement and other materials will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, Cambridge, MA 02142 or by contacting our proxy solicitor, Innisfree M&A Incorporated, by toll-free telephone at (877) 750-5836.